Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 1st day of April 2026

BETWEEN:CONSOLIDATED WATER CO. LTD

and AQUILEX, INC.

(a Florida company and wholly-owned subsidiary of Consolidated Water Co. Ltd. with its office at

5810 Coral Ridge Drive, Suite 220

Coral Springs, FL 33076

USA)

AND:DOUGLAS VIZZINI

of 13309 SW 43 Street

Davie, FL 33330

USA

(the “Employee”)

IT IS AGREED:

Engagement

1.	The Employee is engaged as the Executive Vice President and Chief Accounting Officer of Consolidated Water Co. Ltd., a Cayman Islands company with various subsidiary and affiliated companies, including Aquilex, Inc. As used hereinafter, the “Company” shall refer to Consolidated Water Co. Ltd. and its subsidiaries and affiliates, including Aquilex, Inc. The Company and the Employee hereby agree that the Employee’s employment will be governed by the terms of this agreement commencing on April 1, 2026 and continuing through December 31, 2027. On or before August 31 of each year during the term, the Chief Executive Officer (“CEO”) shall determine, in his or her sole discretion, whether to extend the term of this agreement so that, as of each December 31, the remaining term shall be two (2) full calendar years (each such extension, an “Extension”). If the CEO elects not to implement an Extension for the ensuing year, the Company shall notify the Employee in writing on or before August 31 of such year, and, in lieu of further employment beyond December 31st of such year, the Company shall pay to the Employee, as severance, an amount equal to the Employee’s then‑current annual Base Salary for that calendar year, payable in a lump sum on or before December 31st of such year.

2.	The Employee will report to the Chief Financial Officer of the Company (the “CFO”) or such other executive officer as the CEO may designate.

Remuneration

3.	The Employee’s Base Salary is US$350,000.00 per annum payable semi-monthly in arrears.

4.	In addition, during the term of this agreement, the Company will pay the full cost of providing medical insurance, as generally provided for the Company’s employees from time to time, for the Employee.

5.	The Employee’s Base Salary will be reviewed as of January 1st each year by the CEO who may grant an increase but must not reduce the Employee’s salary below the level set out in Clause 3 or in the immediately preceding year, whichever is applicable.

6.	In addition to his Base Salary, the Employee shall be entitled to additional compensation each fiscal year pursuant to the Company’s short term and long term incentive compensation plans as follows:

Short Term Incentive Compensation

The Employee shall be entitled to receive an annual cash bonus equal to 25% of the Base Salary. The bonus amount payable to the Employee shall be adjusted based upon (i) the performance of the Company as compared to the financial performance targets for the Company, as established by the Board of Directors of Consolidated Water Co. Ltd. (the “Board”) for the fiscal year; and (ii) the achievement of the individual goals set by the CEO for the fiscal year.

The performance measures, the Employee’s individual goals and the bonus amount potentially payable to the Employee based upon the Company and/or the Employee achieving such performance measures and individual goals shall be communicated to the Employee by the CEO in writing by no later than April 1 of the fiscal year.

Any annual cash bonus earned by the Employee pursuant to this section shall be paid by the Company no later than April 1 of the following fiscal year.

Long Term Incentive Compensation

The Employee shall be entitled to receive restricted stock units (each an “RSU”) granted under to the Company’s 2008 Equity Incentive Plan at the beginning of each fiscal year, commencing with the 2026 fiscal year. The number of RSUs granted shall be equal to the (Base Salary X 20%) / the closing price of CWCO’s ordinary shares on the last trading day of the previous year. Each RSU shall entitle the Employee to receive one share of the Company’s common stock upon the vesting of the RSU. Of the RSUs granted at the beginning of each fiscal year, one-third (1/3) of such RSUs shall vest at the end of that fiscal year, one-third (1/3) of such RSUs shall vest at the end of the second (2nd) fiscal year following the grant date, and one-third (1/3) of such RSUs shall vest at the end of the third (3rd) fiscal year following the grant date.

The number or value of RSUs that may potentially vest to the Employee with time over the three (3) year period shall be communicated to the Employee by the CEO in writing by no later than March 1 of the fiscal year. Vesting of the RSUs shall be contingent on the Employee’s engagement with the Company on each vesting date. Therefore, any unvested shares shall be automatically forfeited upon cessation of service to the Company resulting from the Employee’s resignation or termination for cause.

7.	During the remainder of the first calendar year of this agreement, the Company will provide the Employee with a monthly automobile expense allowance of US$1,750. This monthly automobile allowance will increase on January 1 of each subsequent calendar year by US$50 (US$600 per year) during the term of this agreement.

Responsibilities

8.	The Employee’s work will be performed mainly in the United States of America. The Employee may be required to travel to other areas where the Company conducts or plans to conduct business.

9.	The Employee must devote the whole of his time to the Company's business and must use his best endeavours to promote the Company’s interests and welfare.

The Employee has primary responsibility for the day-to-day accounting operations of the Company. These functions include:

(a)	oversight of the Company’s accounting and financial reporting systems;

(b)	maintenance of adequate internal accounting controls;

(c)	supervision of the preparation of consolidated financial statements and management’s reports thereon;

(d)	supervising and evaluating accounting department personnel;

(e)	coordination of the Company’s external audit and internal audit activities; and

(f)	support of the Company’s investor relations and disclosure processes.

(g)	performing any further duties reasonably required of and assigned to him by the CFO or the CEO, which he must discharge in accordance with directions of the CFO or CEO, as applicable.

The Employee must perform his duties under this agreement during normal business hours from Monday to Friday inclusive (except on public holidays) but he accepts that his duties, which include travelling on the Company’s business both within the United States of America and abroad, may, from time to time, require work to be undertaken on Saturdays, Sundays and public holidays.

The Employee must not directly or indirectly engage in any activities or work which the Company deems to be detrimental to the best interests of the Company.

10.	In case of inability to work due to illness or injury, the Employee must notify the Company immediately and produce a medical certificate for any absence longer than three working days.

Paid Time Off for Holidays, Illness and Vacation

11.	The Employee is entitled, during every calendar year to the following during which his remuneration will continue to be payable:

(a)	Time off for all public holidays in the United States of America, plus three floating holidays, and

(b)	26 days of paid time off (PTO), of which a maximum of five days of unused PTO in any calendar may be carried forward to the following year. PTO (other than for illness) shall be taken at a time to be approved by the CFO.

Reimbursement of Expenses/Fees Earned

12.	(a)All expenses for which the Employee claims reimbursement must be in accordance with any policies established by the Company from time to time and must be within the operating budgets approved by the Board. The Company must reimburse the Employee for the costs incurred by the Employee in his performance of his duties on production of the necessary vouchers or, if he is unable to produce vouchers, on the Employee’s proving, to the CFO’s satisfaction, the amount he has spent for those purposes.

(b)Any fees and payments received by the Employee for or in relation to acting as director or officer of a subsidiary or affiliate of the Company will be the property of the Company.

Company Information, Documents, Confidentiality, and Non-Solicitation

13.	(a)All information, documents, books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company’s business or opportunities which the Employee keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or which, by any means come into his possession, and all of the Company’s property and equipment are and will remain the Company’s sole and exclusive property both during the term of this agreement and after its termination or expiration;

(b)If this agreement is terminated for any reason, or if the Company at any time requests, the Employee must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control together with any other property belonging to the Company. Should the Employee afterwards require access to copies of those documents for any reasonable purpose, the Company must provide them on his request;

(c)The Employee must not, at any time during the term of this agreement or within one year after its termination or expiration, either for his own account or for the account of any other person, firm or company, solicit, interfere with or endeavour to entice away from the Company any person, firm or company who or which, at any time during this agreement was an employee, customer or supplier of the Company.

14.	Except where such information is a matter of public record or when required to do so by law, the Employee must not, either before or after this agreement ends, disclose to any person any information relating to the Company or its customers.

Indemnification and D&O Insurance

15.	The Company shall enter into its standard form of indemnification agreement with the Employee providing indemnification to the fullest extent permitted by applicable law. During the Employee’s employment and thereafter while the Employee may be subject to any proceeding by reason of his service as an officer, the Employee shall be covered under the Company’s directors’ and officers’ liability insurance policies on terms no less favorable than those provided to similarly situated senior executives, subject to the terms and conditions of such policies.

Termination

16.	This agreement will terminate and, except to the extent previously accrued, all rights and obligations of both parties under it will cease if either of the following events occurs:

(a)	The Employee dies.

(b)	The Employee gives six (6) months written notice of termination to the Company.

(c)	The Employee is convicted of any felony (whether or not relating to the Company or its subsidiaries or affiliates).

17.

(a)	The Company may terminate this agreement forthwith if the Employee knowingly commits any act or omission that could reasonably be expected to result in material harm to the business or reputation of the Company, which failure and/or conduct continues un-remedied for ten (10) days after written notice from the CFO to the Employee setting forth in reasonable detail a description of such conduct, and, except to the extent previously accrued, all rights and obligations of both parties under this agreement shall cease.

(b)	If through physical or mental illness, the Employee is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company will be conclusive, then

(i)	the Employee will be relieved of his duties, his salary reduced to US$1,000.00 per annum and his bonus entitlement suspended, but

(ii)	the Company will continue to pay the full cost of providing medical insurance for the Employee,

until the Employee is able once again to resume his duties in full.

If this incapacity continues for a period of twelve (12) months (including the 60-day period referred to above) the Employee’s employment will be deemed to have been terminated by mutual consent at the expiration of that period.

(c)	The Company may terminate this agreement at any time upon the terms of Clause 17(a) and 17(b). If the Company terminates the Employee’s employment other than upon the terms of Clause 17(a) and 17(b) prior to the scheduled expiration of the term, the Employee’s sole and exclusive remedy shall be as set forth in Clause 1 above.

Notices

18.	Any notice to be served under this agreement must be in writing and will be deemed to be duly served if it is handed personally to the Secretary of the Company or to the Employee as the case may be, or if it is sent by registered post to the addressee at the relevant address at the head of this agreement. A notice sent by post will be deemed to be served on the third day following the date on which it was posted.

Previous Agreements Superseded

19.	This Agreement supersedes as of April 1, 2026 all prior contracts and understandings between the parties relating to its subject-matter, except that benefits earned or accrued under any such prior contracts are not extinguished or affected.

Waiver

20.	No change or attempted waiver of any of the provisions of this agreement will be binding unless in writing and signed by the party against whom it is sought to be enforced.

Severability of Provisions

21.	Whenever possible, each provision of this agreement must be interpreted in such manner as to be effective and valid. If any provision of this agreement or the application of it is prohibited or is held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or prohibited application and, to this end, the provisions of this agreement are declared to be severable.

Headings

22.	The headings in this agreement are included for convenience only and have no legal effect.

Applicable Law and Jurisdiction

23.	This agreement must be construed and the legal relations between the parties determined in accordance with the laws of the State of Florida, United States of America to the jurisdiction of the courts of which the parties agree to submit.

{signature page follows}

EXECUTED for and on behalf of

CONSOLIDATED WATER CO. LTD.

and AQUILEX, INC.

in the presence of:by:

                                     /s/ Frederick W. McTaggart

WitnessFREDERICK W. MCTAGGART

Chief Executive Officer

EXECUTED by DOUGLAS VIZZINI

in the presence of:by:

/s/ David W. Sasnett  /s/ Douglas Vizzini

WitnessDOUGLAS VIZZINI